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                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 FORM 12b-25

                                         Commission File Number  0-27885
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                          NOTIFICATION OF LATE FILING

(Check One):[ ]Form 10-K [ ]Form 11-K [ ]Form 20-F [X]Form 10-Q [ ]Form N-SAR

                 For Period Ended: November 30, 1999
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                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended:
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   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                       PART I - REGISTRANT INFORMATION

                          Centrack International Inc.
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                            Full name of registrant

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                           Former name if applicable

                             21045 Commercial Trial
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           Address of principal executive office (STREET AND NUMBER)

                           Boca Raton, Florida 33486
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                            City, state and zip code


                       PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a)   |   The reasons described in reasonable detail in Part III of this
           |   form could not be eliminated without unreasonable effort or
           |   expense;
           |
 [X] (b)   |   The subject annual report, semi-annual report, transition
           |   report on Form 10-K, 20-F, 11-K, or Form N-SAR, or portion
           |   thereof will be filed on or before the 15th calendar day
           |   following the prescribed due date; or the subject quarterly
           |   report or transition report on Form 10-Q, or portion thereof
           |   will be filed on or before the fifth calendar day following the
           |   prescribed due date; and
           |
     (c)   |   The accountant's statement or other exhibit required by Rule
           |   12b-25(c) has been attached if applicable.

                             PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Company's most recent fiscal quarter ended November 30, 1999. The Company filed a Form 10-SB with the Commission on October 29, 1999, which became effective on December 29, 1999. Pursuant to Rule 13a-13(a) promulgated under the Securities Exchange Act of 1934, as amended, the Company is required to file its Form 10-QSB, its first periodic report filing, with respect to such fiscal quarter on or before February 14, 2000. The Company has been unable to complete its Form 10-QSB for such fiscal quarter because of delays in completing the preparation of its first unaudited financial statements for a Form 10-QSB. These delays could not be eliminated without unreasonable effort and expense.
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                         PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Kenneth L. Neeley             (561)               362-9444
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                  (Name)                (Area Code)        (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [ ] Yes  [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          Centrack International, Inc.
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                  (Name of Registrant as Specified in Charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                     CENTRACK INTERNATIONAL, INC.


Date: February 11, 2000              By /s/ Kenneth L. Neeley
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